Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated December 9, 2016 with respect to the consolidated financial statements included in the Annual Report on Form 10-K of Key Technology, Inc. for the year ended September 30, 2016. We hereby consent to the incorporation by reference of said report in the Registration Statements of Key Technology, Inc. on Forms S-8 (File Nos. 33-71108, effective November 1, 1993; 333-2396, effective March 15, 1996; 333-128512, effective September 23, 2005; 333-50130, effective September 11, 2007; 333-152506, effective July 24, 2008; 333-176384, effective August 18, 2011; and 333-194235, effective February 28, 2014).
/s/ GRANT THORNTON LLP

Seattle, Washington
December 9, 2016